EXHIBIT 10.5
Amendment No. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 12, 2006, by and between Michael Newman (“Executive”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun”);

WHEREAS, Sun and Executive entered into an Employment Agreement dated as of March 22, 2005 (the “Employment Agreement”), and they desire to amend the Employment Agreement on the terms and conditions (including the terms and conditions of Executive’s bonus eligibility, as approved by the Compensation Committee of the Board of Directors of Sun on March 28, 2006) set forth below (capitalized terms used in this Agreement without definition shall have the meanings provided in the Employment Agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Executive and Sun agree as follows:

1.    Section 3(b) of the Employment Agreement is hereby amended and restated as follows:

(b)     Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Executive shall be eligible to receive an annual bonus (“Bonus”) in accordance with Schedule A hereto, as it may be amended from time to time by the Compensation Committee of the Board of Directors of Sun; provided, however, that no amendment shall be effective if it reduces the potential amount of the Bonus, when compared to the prior year, unless such amendment has been agreed to in writing by Executive. Such Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel. Subject to the provisions of Section 6(b) and Section 6(d), in order to have earned and to be paid any such Bonus, Executive must be employed by Sun or one of its affiliates on the date of such payment. It is intended that the Bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, to the extent necessary to preserve the Company’s ability to deduct such bonus.

2.    Section 7(b), Section 7(c), Section 7(d) and Section 7(e) of the Employment Agreement are hereby amended and restated as follows:

(b)     Determination of Gross-Up Payment. Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Sun’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by Sun (the "Accounting Firm") which shall provide detailed supporting calculations both to Sun and Executive within fifteen business days of Executive’s date of termination or any other date reasonably requested by Sun or Executive on which a determination under Section 7 is necessary or advisable. Within five days of the receipt by Executive and Sun of the Accounting Firm’s determination of the initial Gross-Up Payment, Sun shall pay the amount of such Gross-Up Payment to the applicable taxing authorities for the benefit of Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, Sun shall cause the Accounting Firm to provide Executive and Sun with an opinion that Sun has substantial authority under the Internal Revenue Code and regulations thereunder not to report an Excise Tax on Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon Executive and Sun. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Sun should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Sun exhausts its remedies pursuant to Section 7(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Sun to the applicable taxing authorities for the benefit of Executive (or directly to Executive in the event Executive previously paid the related tax amounts).

 (c)       Procedures. Executive shall notify Sun in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sun of a Gross-Up Payment. Such notice shall be given as soon as practicable after Executive knows of such claim and Executive shall apprise Sun of the nature of the claim and the date on which the claim is requested to be paid. Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies Sun, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If Sun notifies Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall: (i) give Sun any information reasonably requested by Sun relating to the claim; (ii) take such action in connection with the claim as Sun may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sun and reasonably acceptable to Executive; (iii) cooperate with Sun in good faith in contesting the claim; and (iv) permit Sun to participate in any proceedings relating to the claim. Executive shall permit Sun to control all proceedings related to the claim and, at its option, permit Sun to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by Sun, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Sun shall determine; provided, however, that if Sun directs Executive to pay such claim and pursue a refund, Sun shall pay such claim on Executive’s behalf (the "Claim Payment"). Sun’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If Sun does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, Sun shall pay to the applicable taxing authorities on Executive’s behalf an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim. Any Gross-Up Payment shall be made without additional tax consequences to Executive.

(d)   Repayments. If, after a Claim Payment is made by Sun, Executive becomes entitled to a refund with respect to the claim to which such Claim Payment relates, Executive shall pay Sun the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after a Claim Payment is made by Sun, a determination is made that Executive shall not be entitled to any refund with respect to the claim and Sun does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Claim Payment shall offset the amount of the additional Gross-Up Payment then owing to Executive.

(e) Further Assurances. Sun shall indemnify Executive and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Executive with respect to the exercise by Sun of any of its rights under Section 7, including, without limitation, any Losses related to Sun’s decision to contest a claim or any imputed income to him resulting from any Claim Payment or action taken on Executive’s behalf by Sun hereunder. Sun shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Executive for the reasonable expenses incurred by him in connection with any actions taken by Sun or required to be taken by Executive hereunder. Sun shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

3.    Except for the changes set forth herein, the Employment Agreement shall remain in full force and effect.

4.     Miscellaneous.

(a)
Amendments, Waivers, Etc. Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)
Entire Agreement. The Employment Agreement, as amended by this Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended hereby, and the Employment Agreement, as so amended, shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

(c)
Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

The parties hereto have executed this Agreement as of the date first above written.

  /s/ Michael Newman                                            October 12, 2006
Michael Newman                        Date

SUN HEALTHCARE GROUP, INC.

By /s/ Richard K. Matros                                        October 12, 2006
Its Chief Executive Officer                    Date

Schedule A

Executive’s Bonus for any fiscal year shall be based on the criteria set forth below. There are two components to his Bonus: EBITDA and individual goals, which are defined and outlined below. The EBITDA component of the Bonus shall equal 70% of the Maximum Amount (as defined below) and the individual goals component of the Bonus shall equal up to 30% of the Maximum Amount. In no event shall his Bonus exceed 100% of his Base Salary for such fiscal year.

1.     Maximum Amount. The maximum amount of the Bonus shall be determined solely by reference to earnings before interest, taxes, depreciation and amortization of Sun (“EBITDA”), as published by Sun in its press release announcing financial results for the fiscal year in which the Base Salary was earned, but excluding the effect of actuarial adjustments for self-insurance for general and professional liability. The Compensation Committee reserves the right to make adjustments to the calculation, including the inclusion or exclusion of discontinued operations. The Compensation Committee shall establish the EBITDA target each year.

The potential amount of the Bonus shall be based upon actual EBITDA attained as a percentage of the target EBITDA as follows: if actual EBITDA is less than 95% of target EBITDA, the Bonus will be zero; if actual EBITDA is 95% of target EBITDA, the maximum amount of the Bonus (the “Maximum Amount”) shall equal 10% of Base Salary; if actual EBITDA is 100% of target EBITDA, the Maximum Amount shall equal 50% of Base Salary (if actual EBITDA is greater than 95% but less than 100% of target EBITDA, the Maximum Amount will be pro rated between 10% and 50% of Base Salary); and if actual EBITDA is 120% (or greater) of target EBITDA, the Maximum Amount shall equal 100% of Base Salary (if actual EBITDA is greater than 100% but less than 120% of target EBITDA, the Maximum Amount will be pro rated between 50% and 100% of Base Salary).

2,     EBITDA Component. The EBITDA component of the Bonus shall equal 70% of the Maximum Amount.

3.     Individual Goals Component. The Chief Executive Officer of Sun (the “CEO”) shall establish the individual goals each year after consulting with Executive, the Compensation Committee, and such others as the CEO deems appropriate. The amount of the individual goals component of the Bonus shall be an amount up to 30% of the Maximum Amount, with the final amount to be determined as follows: after the fiscal year end, the CEO shall make a recommendation to the Compensation Committee as to what extent the goals have been met. The Compensation Committee shall determine the amount of this component of the Bonus to be paid to Executive based upon the level of attainment of the goals.

4.      Timing of Payment. Both components of the Bonus shall be paid to Executive at the time specified in Section 3(b).